Exhibit 10.2

2020 Stock Option and Performance Incentive Plan
Performance Share Unit Award Agreement

#ParticipantName+C#
#QuantityGranted+C# Target Performance Share Units

By accepting this Performance Share Unit (PSU) award, the Participant agrees to the following terms and conditions and the terms of the Bath & Body Works, Inc. 2020 Stock Option and Performance Incentive Plan (as amended from time to time, the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

(1)GRANT. Effective as of #GrantDate# (the “Grant Date”), Bath & Body Works, Inc. (the “Company”) hereby grants to the Participant a target award of a number of Performance Share Units as set forth in the Participant’s compensation statement (“Target PSUs”), with the actual number of Performance Share Units earned and eligible to vest to be determined based on the satisfaction of the vesting conditions set forth in Section 2.
(2)VESTING.

(a)Subject to the achievement of the applicable performance requirements as set forth in Section 2(b) and the other requirements of this Agreement, Performance Share Units will vest as of #VestDate_1# (the “Vesting Date” and the period from the Grant Date to the Vesting Date, the “Restricted Period”), provided that the Participant continues to be employed by the Company or its subsidiaries through such Vesting Date.

(b)The performance period for the Performance Share Units shall be February 1, 2026 through January 27, 2029 (the “Performance Period”). The performance requirement applicable to the Performance Share Units shall be based on satisfaction of the following metrics, each measured equally based on the performance of the Company during the Performance Period:

Metric	Weighting
Relative TSR (as defined below)	33%
Adjusted Operating Income Rate (as defined below)	33%
Net Sales (as defined below)	34%

The number of shares of Common Stock earned in respect of the Performance Share Units shall be determined as follows:

Target PSUs x Payout Percentage = Number of Performance Share Units Earned and Eligible for Vesting

Performance will be evaluated based on a scale, and payout will be interpolated between the following threshold, target and maximum performance levels:

Exhibit 10.2

	Weighting	Threshold	Target	Maximum
Achievement Level		50%	100%	200%
Relative TSR	33%	30th Percentile	50th Percentile	75th Percentile
Adjusted Operating Income Rate	33%	13.5%	14%	15%
Net Sales ($MM)	34%	$7,291	$7,595	$7,894

Notwithstanding anything to the contrary herein, if, as of the last day of the Performance Period, the Company’s absolute TSR (as defined below) as measured over the Performance Period is negative, then the maximum number of Performance Share Units earned hereunder will be capped at 100% of the Target PSUs, regardless of the level of achievement of performance metrics set forth in the table above.

(c)For purposes of this Agreement:
“Comparator Companies” means, collectively as of the Grant Date, the companies listed in the S&P Composite 1500 Consumer Discretionary Distribution & Retail Index; provided that, in the event that a Comparator Company is acquired by, or merges with, another company during the Performance Period, such company shall cease to constitute a Comparator Company for purposes of this Agreement; provided that, in the event of a bankruptcy, liquidation or Delisting of a Comparator Group company at any time during the Performance Period, such company shall remain a Comparator Company (but the TSR of such company shall be subject to the adjustments set forth in the definition of “TSR” below).

“Delisting” means that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange, but shall not include delisting as a result of any merger, acquisition or other voluntary going private or similar transaction.

“Net Sales” for the Company shall be as reflected in the Company’s annual audited financial statements for fiscal year 2028, subject to adjustment by the Committee in accordance with Section 2(e) below.

“Net Sales Payout Percentage” means the payout percentage determined based on the level of achievement of the Net Sales performance goal in accordance with the table set forth in Section 2(b) above.

“Adjusted Operating Income” means the Company’s operating income determined in accordance with U.S. GAAP plus or minus adjustments determined by the Company in accordance with the Company’s Non-GAAP Financial Measure Guidelines as reflected in the Company’s annual report on Form 10-K for each fiscal year during the Performance Period, subject to adjustment by the Committee in accordance with Section 2(e) below.
“Adjusted Operating Income Rate” means (i) the cumulative sum of Adjusted Operating Income of the Company for all fiscal years during the Performance Period divided by (ii) the cumulative sum of the Company’s net sales for all fiscal years during the Performance Period (as reflected in the Company’s annual audited financial statements for each such fiscal year, subject to adjustment by the Committee in accordance with Section 2(e) below). “Adjusted Operating Income Rate Payout Percentage” means the payout percentage determined based on the level of achievement of the Adjusted Operating Income Rate performance goal in accordance with the table set forth in Section 2(b) above.

Exhibit 10.2
“Payout Percentage” means a percentage equal to the quotient obtained by dividing (i) the sum of the (x) Relative TSR Payout Percentage, (y) the Adjusted Operating Income Rate Payout Percentage and (z) the Net Sales Payout Percentage (in each case, as determined pursuant to the tables in Section 2(b) above) by (ii) three (rounded to the nearest whole percentage). For the avoidance of doubt, in no event shall the Payout Percentage exceed 200%.

“Relative TSR” means the percentile ranking of the Company’s TSR relative to the TSR of the Comparator Companies, rounded to the nearest whole percentile, as determined by the Committee. In determining the Relative TSR, in the event that the Company’s TSR is equal to the TSR of one or more Comparator Companies, the Company’s TSR Percentile Ranking will be determined by ranking the Company’s TSR as being greater than such applicable Comparator Company’s TSR.

“Relative TSR Payout Percentage” means the payout percentage determined based on the level of achievement of the Relative TSR performance goal in accordance with the table set forth in Section 2(b) above. “TSR” means, with respect to the Company or any Comparator Company, as applicable, the change in the fair market value per share of common stock of the Company or such Comparator Company, as applicable, including the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period (with the value of such dividends or distributions determined by treating them as reinvested in additional shares of common stock at the closing market price on the applicable ex-dividend date), calculated as the percentage difference (whether positive or negative) between the average of the closing price per share of the common stock of the Company or such Comparator Company, as applicable, for (i) the last 20 consecutive trading days immediately preceding the first day of the Performance Period and (ii) the last 20 consecutive trading days ending on the last trading day of the Performance Period (plus the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period, assuming reinvestment thereof in common stock as described above); provided that, in the event of a bankruptcy, liquidation or Delisting of a Comparator Group company at any time during the Performance Period, such company shall be assigned a TSR of negative 100% for purposes of calculating the level of achievement of the Relative TSR performance goal.
With respect to the computation of TSR, the Committee shall adjust equitably TSR to reflect any corporate transaction or event set forth in Section 11.07 of the Plan that affects such computation if such adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement.
(d)The Committee shall have full discretion in making all determinations relating to the measurement of performance of the Company and the comparison of these measures in determining the percentile of the Company’s performance, including rounding of applicable percentages and percentiles and any other questions or issues relating to the performance measures applicable with respect to the Performance Share Units.
(e)The Committee may, in its sole discretion, equitably adjust the performance goals to account for one or more of the following:
i.All items of gain, loss or expense for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence;
ii.Impacts from natural disasters, civil or military disturbances, acts of terrorism or other international hostilities;
iii.All items related to the disposal of a component of an entity or related to a change in accounting principles, as such are defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;

Exhibit 10.2
iv.All items related to the disposal of a component of an entity or related to a change in accounting principles, as such are defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;
v.Impact from changes in accounting policies approved by the Audit Committee of the Board that were not contemplated in the initial incentive compensation targets;
vi.All items of gain, loss or expense for the Performance Period related to an exit activity as defined under current generally accepted accounting principles;
vii.Any profit or loss attributable to the business operations of any entity acquired or divested by the Company during the Performance Period;
viii.Write-offs, accelerated depreciation or other operating expenses at the participating subsidiary level related to the testing of a new brand concept, not included in the original incentive compensation targets;
ix.Impacts from unanticipated changes in legal or tax structure or unanticipated changes in jurisdictional tax rates of a participating subsidiary; and
x.Changes in applicable tax law.
(3)RESTRICTIONS. None of the Performance Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of all conditions specified in this Agreement.

(4)    RECORDING OF AWARD. The Company shall cause the Performance Share Unit award to be appropriately recorded as of the Grant Date.

(5)    RIGHTS OF PARTICIPANT. Prior to settlement and receipt of the shares of Common Stock underlying the Performance Share Units following the Vesting Date, the Participant shall not have the right to vote the shares of Common Stock underlying the Performance Share Units or to receive ordinary dividends or dividend equivalent rights arising from ordinary dividends with respect thereto.

(6)    FORFEITURES.

(a)    Except as noted in this Section 6 and in Section 8, Performance Share Units granted to the Participant pursuant to this Agreement shall be forfeited if (i) the Participant's employment with the Company or its subsidiaries terminates for any reason or (ii) the performance conditions set forth in Section 2 are not satisfied. “Termination of employment” shall mean a “separation from service” as such term is defined in Section 409A of the Code and the Treasury regulations thereunder, and for the avoidance of doubt and notwithstanding anything to the contrary, shall also include a transaction in which the Participant ceases to be an employee of an entity that is directly or indirectly majority-owned by the Company (unless otherwise expressly determined by the Company). Upon such forfeiture, the Performance Share Unit award or portion thereof shall be cancelled, and any Performance Share Units that had not vested will be forfeited for no consideration.
(b)    Subject to the conditions outlined below, upon the Participant’s involuntary termination of employment by the Company or its subsidiaries prior to the Vesting Date, the Participant will remain eligible to vest in a portion of the Performance Share Units granted hereunder following the termination of employment based on achievement of the performance conditions set forth in Section 2 at the end of the Performance Period, calculated as follows: the total number of such Performance Share Units granted hereunder, multiplied by a percentage equal to the product of (A)(x) the number of complete months between the Grant Date and the Participant’s termination date, divided by (y) 36, times (B) the applicable Payout

Exhibit 10.2
Percentage. Such special vesting shall be effective as of the Vesting Date, subject to each of the following conditions:

(i)Involuntary termination of employment by the Company or its subsidiaries must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion);
(ii)The Participant must execute a release of claims against the Company and its subsidiaries in a form specified by the Company, as prescribed in Section 7(a); and
(iii)The Participant must (A) comply with any restrictive covenants to which the Participant is subject pursuant to any Service Agreement (as defined below) or other agreement providing for restrictive covenants and (B) during the Restricted Period, the Participant may not (x) be employed by a competitor of the Company or (y) directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company or assist anyone else in doing so (each as determined by the Committee or its designees in their sole discretion).

(c)    If the Participant’s employment terminates as a result of Total Disability (as defined in the Company’s Long-Term Disability Plan, as amended from time to time), the Performance Share Units granted to the Participant pursuant to this Agreement shall continue to service vest with respect to such Performance Share Units during the period of the Participant’s Total Disability, provided that the Participant’s right to settlement of the Performance Share Units shall remain subject to the achievement of the performance conditions set forth in Section 2 at the end of the Performance Period.

(d)    If the Participant dies during such period of the Participant’s Total Disability or the Participant's employment terminates as a result of his or her death, the provision of services conditions applicable to the Performance Share Units shall be deemed to have been satisfied as of the date of death, provided, in each case, that the Participant’s right to settlement of the Performance Share Units shall remain subject to the achievement of the performance conditions set forth in Section 2 at the end of the Performance Period.

(e)    Upon the Retirement (as defined in the Plan) of the Participant, the Participant will remain eligible to vest and be settled in a portion of the Performance Share Units in a manner consistent with, and calculated pursuant to, Section 6(b), subject to the conditions set forth in Section 6(b)(ii) and (iii) and this Section 6(e).

    Notwithstanding anything to the contrary herein or in the Plan, in order to qualify for Retirement, (i) the Participant must meet the age and service requirements set forth in the Plan, (ii) the Participant must provide the Company with three months written notice prior to the date of such Retirement, and (iii) such termination of the Participant's employment must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion).

(f)    For purposes of this Agreement, “Cause” shall have the meaning set forth in the Plan; provided, however, that if the Participant is covered by the Supplemental Recoupment Policy (as defined below), the term “Cause” shall have the meaning set forth in the Supplemental Recoupment Policy.

(g)    Notwithstanding anything herein, in the event that the Participant is a party to an employment, severance, retention or similar agreement with the Company in effect as of the date hereof (the “Service Agreement”), the treatment of Performance Share Units set forth in the Service Agreement will control in the event of any conflict in the terms.

Exhibit 10.2
(7)    SETTLEMENT OF PERFORMANCE SHARE UNITS.

(a)    Upon the expiration or termination of the Restricted Period and the satisfaction of all other conditions prescribed by the Committee with respect to the Performance Share Units, a number of shares of Common Stock equal to the target number of Performance Share Units times the Payout Percentage shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than (x) the end of the year in which the Restricted Period ends and the conditions are satisfied or (y) if later, within thirty (30) days following the lapse of the Restricted Period; provided, that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant (or his or her beneficiary or estate, if applicable) may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment and shall be required to execute a release to receive the vesting and settlement prescribed in Section 6(b) and 6(e). To the extent such a release is required and, as a result of the timing of the execution of such release, settlement could be made in two different tax years, settlement shall in all such cases be made in the second such year.

(b)    The Performance Share Units granted hereunder are intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Agreement will be administered and interpreted in all respects in accordance with Code Section 409A, including with respect to any defined terms used herein. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception and shall not be treated as deferred compensation subject to Code Section 409A. Each payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made hereunder that constitutes nonqualified deferred compensation subject to Code Section 409A. Notwithstanding any provision in the Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and any amounts provided for under this Agreement are “non-qualified deferred compensation” (as such term is described in Section 409A of the Code), then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, the Participant shall not be entitled to any payments upon the Participant’s termination of employment until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 7(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

(8)    EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, unless determined otherwise by the Committee prior to the Change in Control, (A) if less than one-third of the Restricted Period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on target performance and (B) if more than one-third of the Restricted Period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on maximum performance unless the Committee determines prior to the Change in Control, in its discretion, that actual projected performance can be reasonably predicted, in which case the Committee may provide the Payout Percentage shall be based on such predicted performance as determined by the Committee prior to the Change in Control. From and after the Change in Control, the Performance Share Units (as fixed based on the forgoing) shall be subject solely to the continued service of the Participant until the Vesting Date, subject to Section 6 above or, if applicable, the following provisions of this Section 8. Upon a termination of the Participant’s employment (x) by the Company or its subsidiaries other than for Cause or (y) by the Participant for Good Reason, in each case within twenty-four (24) months following a Change in Control, and provided that the Change in Control is a “change in control event” as defined in Section 409A of the Code and the Treasury regulations thereunder: (A) any service conditions applicable to the Performance Share Units shall be deemed to have been satisfied and (B) the Restricted Period shall be deemed to have expired as of the date of such termination of employment and the Performance Share Units shall be settled promptly following the

Exhibit 10.2
Participant’s termination of employment. If the transaction agreement relating to the Change in Control expressly provides for treatment of the Performance Share Units that is more favorable to the Participant than the treatment prescribed above, the provisions of the transaction agreement shall control.

(9)    TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(10)    CLAWBACK.

(a)Subject to the restrictions set forth in the Plan, if required by law or if the Participant engaged in, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(b)Notwithstanding any other provision of this Agreement to the contrary, any Performance Share Units granted and all shares of Common Stock issued hereunder, and/or any amount received with respect to any sale of any such shares of Common Stock, shall be subject to cancellation, recoupment or other action in accordance with the terms and conditions of (i) the Bath & Body Works, Inc. Financial Restatement Compensation Recoupment Policy (as may be amended from time to time, the “Financial Restatement Recoupment Policy”), (ii) the Bath & Body Works, Inc. Supplemental Compensation Recoupment Policy (as may be amended from time to time, the “Supplemental Recoupment Policy”) or (iii) any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time or otherwise required by applicable law, regulation or stock exchange listing requirement, including, for the avoidance of doubt, any such policies adopted following the date of this Agreement (collectively, the “Recoupment Policies”). The Participant agrees and acknowledges that the Participant has reviewed and understands the terms of the Financial Restatement Recoupment Policy and the Supplemental Recoupment Policy. To the extent that the terms of this Agreement and any Recoupment Policy conflict, then the terms of such Recoupment Policy shall prevail.

(c)Without limiting the foregoing Sections 10(a) or 10(b) hereof, by accepting this Performance Share Unit award and the benefits provided hereunder, the Participant hereby acknowledges and agrees that the Participant, this award, any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant shall be subject to the Recoupment Policies (as may be amended from time to time), in each case, subject to the terms and conditions thereof. Accordingly, the Participant agrees and acknowledges that this award, any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant (as well as any other payments or benefits derived from such amounts, including any shares of Common Stock issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares of Common Stock underlying such awards), which may include awards and other incentive-based compensation provided to the Participant prior to the date of this Agreement, may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable Recoupment Policy.

(11)    MISCELLANEOUS.

(a)    No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.
(b)    Stock Ownership Guidelines. By accepting the benefits of this Agreement, the Participant hereby agrees that the Participant is subject to any applicable Company stock ownership guidelines (as in effect from time to time), subject to the terms thereof.

Exhibit 10.2
(c)    Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company (to the attention of the Chief Legal Officer) and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

(d)    Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan shall govern.

(e)     Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Performance Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)         Tax Treatment. Notwithstanding anything set forth in this Agreement, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with U.S. or foreign law, including, without limitation, Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to the Participant on account of this Agreement’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

(g)        Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h)    Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Performance Share Units granted hereunder and supersede all prior agreements and understandings.

(i)        Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

#Signature#
#ParticipantName#
#AcceptanceDate#